Exhibit 5.15

[LETTERHEAD OF LIECHTY, MCGINNIS, BERRYMAN & BOWEN, LLP]

EMMETT BERRYMAN	May 12, 2017	SENDER’S E-MAIL:
eberryman@lmlawyers.com

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Offering of 6.250% Senior Secured Notes due 2023 of CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special Texas counsel to the entities listed on Schedule I (collectively, the “Texas Subsidiary Guarantors”), in connection with the Texas Subsidiary Guarantors’ guarantee of $900,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 (collectively, the “Notes”) to be issued by CHS/Community Health Systems, Inc. (the “Company”). The Notes are being issued under an Indenture, dated March 16, 2017 (the “Base Indenture”), by and between the Company and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), as supplemented and amended by a First Supplemental Indenture dated March 16, 2017 (the “Second Supplemental Indenture”), as supplemented and amended by a Second Supplemental Indenture dated May 12, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), by and among the Company, Community Health Systems, Inc. (“Parent”), the other guarantors party thereto and the Trustee. The Notes are being guaranteed by the Texas Subsidiary Guarantors pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the Texas Subsidiary Guarantors in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering our opinions herein, we have relied with respect to factual matters, solely upon the Officers’ Certificates (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 12, 2017

(a)	The Indenture (including the Guarantee set forth therein);

(b)	Certificate of Incorporation of Granbury Hospital Corporation;

(c)	Bylaws of Granbury Hospital Corporation;

(d)	Certificate of Incorporation of Jourdanton Hospital Corporation;

(e)	Bylaws of Jourdanton Hospital Corporation;

(f)	Certificate of Incorporation of Weatherford Hospital Corporation;

(g)	Bylaws of Weatherford Hospital Corporation;

(h)	Certificate of Formation of Weatherford Texas Hospital Company, LLC;

(i)	Operating Agreement of Weatherford Texas Hospital Company, LLC;

(j)	Certificate of Formation of Laredo Texas Hospital Company, L.P.;

(k)	Third Amended and Restated Agreement of Limited Partnership of Laredo Texas Hospital Company, L.P.;

(l)	the Corporate Status Certificates (as defined in subpart (iv) below);

(m)	the LLC Status Certificates (as defined in subpart (v) below);

(n)	the LP Status Certificates (as defined in subpart (vi) below); and

(o)	the Evidences (as defined in subpart (vii) below).

Items (b) through (o) above are collectively referred to herein as the “Corporate Documents.”

In addition we have examined and relied upon the following:

(i) with respect to each Texas Subsidiary Guarantor that is a corporation, certificates from the Secretary of such Texas Subsidiary Guarantor certifying in each instance as to true and correct copies of the articles of incorporation and bylaws of such Texas Subsidiary Guarantor and resolutions of the board of directors of such Texas Subsidiary Guarantor authorizing the guarantees by such Texas Subsidiary Guarantor pursuant to the terms of the Indenture and to perform their obligations under the Indenture (including the Guarantee set forth therein) (each a “Corporate Officers’ Certificate”);

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 12, 2017

(ii) with respect to each Texas Subsidiary Guarantor that is a limited liability company, certificates from the Secretary of such Texas Subsidiary Guarantor certifying in each instance as to true and correct copies of the certificate of formation and limited liability company agreement of such Texas Subsidiary Guarantor and resolutions of the sole member of such Texas Subsidiary Guarantor authorizing the Guarantees by such Texas Subsidiary Guarantor pursuant to the terms of the Indenture and to perform their obligations under the Indenture (including the Guarantee set forth therein) (each a “LLC Officers’ Certificate”);

(iii) with respect to each Texas Subsidiary Guarantor that is a limited partnership, certificates from the Secretary of such Texas Subsidiary Guarantor certifying in each instance as to true and correct copies of the certificate of formation and limited partnership agreement of such Texas Subsidiary Guarantor and resolutions of the sole general partner of such Texas Subsidiary Guarantor authorizing the Guarantees by such Texas Subsidiary Guarantor pursuant to the terms of the Indenture and to perform their obligations under the Indenture (including the Guarantee set forth therein) (each a “LP Officers’ Certificate” and, together with the Corporate Officers’ Certificates and the LLC Officers’ Certificates, the “Officers’ Certificates”);

(iv) with respect to each Texas Subsidiary Guarantor that is a corporation, a certificate dated May 2, 2017 issued by the Office of the Secretary of State of Texas, attesting to the corporate status of such Texas Subsidiary Guarantor in Texas (collectively, the “Corporate Status Certificates”);

(v) with respect to each Texas Subsidiary Guarantor that is a limited liability company, a certificate dated May 2, 2017, issued by the Office of the Secretary of State of Texas, attesting to the limited liability company status of such Texas Subsidiary Guarantor in Texas (collectively, the “LLC Status Certificates”);

(vi) with respect to each Texas Subsidiary Guarantor that is a limited partnership, a certificate dated May 2, 2017, issued by the Office of the Secretary of State of Texas, attesting to the limited partnership status of such Texas Subsidiary Guarantor in Texas (collectively, the “LP Status Certificates”);

(vii) with respect to each Texas Subsidiary Guarantor, evidence of franchise tax account status, dated May 3, 2017, from the Comptroller of Public Accounts of the State of Texas (collectively, the “Evidences”); and

(viii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

(ix) In rendering the opinions set forth below, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth herein or therein. We did not participate in the negotiation or preparation of the Indenture (including the Guarantee set forth therein) and have not advised the Parent or the Texas Subsidiary Guarantors with respect to such documents or transactions contemplated thereby.

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 12, 2017

(x) With your permission, as to questions of fact material to this Opinion and without independent verification with respect to the accuracy of such factual matters, we have relied upon the Indenture (including the Guarantee set forth therein), certificates of public officials and of officers and representatives of the Parent and the Texas Subsidiary Guarantors and the accuracy of the public record. We have made no independent investigation of any statements, warranties and representations made by the Texas Subsidiary Guarantors in the Indenture or any related matters. With the exception of the Corporate Documents, we have not examined the books and records of the Texas Subsidiary Guarantors.

Assumptions Underlying Our Opinions

For purposes of this Opinion, we have assumed, with your approval and without independent investigation, the following:

(a) No fraud, mistake, undue influence, duress or criminal activity exists with respect to the Corporate Documents, Indenture (including the Guarantee set forth therein) or any of the matters relevant to the opinions rendered herein;

(b) The genuineness of all signatures;

(c) The legal capacity of natural persons;

(d) The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies; and

(e) The authenticity of the originals of such copies.

As to all questions of fact material to this opinion letter that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Parent and the Texas Subsidiary Guarantors and have assumed that such matters remain true and correct through the date hereof.

Our Opinions

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Based solely upon its Corporate Status Certificate and the applicable Evidence, each Texas Subsidiary Guarantor identified herein as a Texas corporation is a validly existing corporation under the laws of the State of Texas. Based solely upon its LLC Status Certificate and the applicable Evidence, each Texas Subsidiary Guarantor identified herein as a limited

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 12, 2017

liability company is a validly existing limited liability company under the laws of the State of Texas. Based solely upon its LP Status Certificate and the applicable Evidence, each Texas Subsidiary Guarantor identified herein as a limited partnership is a validly existing limited partnership under the laws of the State of Texas.

(2) Each Texas Subsidiary Guarantor has the requisite corporate, limited liability company or limited partnership, as applicable, power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee set forth therein).

(3) The execution and delivery by each Texas Subsidiary Guarantor of the Indenture (including the Guarantee set forth therein) and the performance by each Texas Subsidiary Guarantor of its obligations thereunder have been duly authorized by all requisite corporate, limited liability company or limited partnership action, as applicable, on the part of each such Texas Subsidiary Guarantor.

(4) The Indenture (including the Guarantee set forth therein) has been duly executed and delivered by each Texas Subsidiary Guarantor.

Qualifications and Limitations

This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time based solely upon laws, rulings and regulations in effect on the date hereof; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

We are qualified to practice law in the State of Texas, and we express no opinions as to the laws of other jurisdictions other than to the laws of the State of Texas, as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

Miscellaneous

We hereby consent to the filing of this opinion letter as an exhibit to Parent’s Current Report on Form 8-K relating to the Notes and the Guarantee and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3 (No. 333-203918) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on March 3, 2017. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 12, 2017

Very truly yours,

LIECHTY, McGINNIS, BERRYMAN & BOWEN, LLP, a Texas limited liability partnership

By:	/s/ Emmett W. Berryman
Emmett W. Berryman, Partner

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 12, 2017

Schedule I

Texas Subsidiary Guarantors

Name of Texas Subsidiary Guarantor	State of Organization

Granbury Hospital Corporation	TX

Jourdanton Hospital Corporation	TX

Weatherford Hospital Corporation	TX

Weatherford Texas Hospital Company, LLC	TX

Laredo Texas Hospital Company, L.P.	TX